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Exhibit 10

AGREEMENT

    AGREEMENT dated as of May 18, 2001 between L. White Matthews, III, herein referred to as "MATTHEWS," and Ecolab Inc., a Delaware corporation with its principal offices in St. Paul, Minnesota, herein referred to as "ECOLAB."

    1.  Term of Employment/Resignation.  MATTHEWS shall continue to serve as an employee of ECOLAB through the period ending August 31, 2001, (hereinafter the period of employment shall be called "TERM OF EMPLOYMENT"), after which MATTHEWS' employment relationship with ECOLAB, its subsidiaries and affiliates shall cease. Upon or before the end of the TERM OF EMPLOYMENT, MATTHEWS shall execute and submit resignations of his position as Executive Vice President and Chief Financial Officer of ECOLAB and as Director on ECOLAB's Board of Directors in the form attached hereto as "Exhibit A". In addition, at ECOLAB's request, MATTHEWS shall execute and submit separate resignations for any position he has held during the TERM OF EMPLOYMENT as a director and/or officer of any subsidiary or affiliate of ECOLAB, in particular, MATTHEWS position on the Board of Henkel-Ecolab.

    2.  Benefit Supplements.  At the end of the TERM OF EMPLOYMENT, or as otherwise specified below, MATTHEWS shall be entitled to the following benefits, and correspondingly participation in all other perquisites and employee benefit programs of ECOLAB shall cease except insofar as the terms and provisions of any benefit program then provided for post-employment continuation in such plan:

      a.  Special Pay.  MATTHEWS shall receive, for special services, the lump sum of $333,333.00, reduced by required withholding and applicable taxes, payable on or within five (5) business days after January 2, 2002.

      b.  Management Incentive Plan.  Notwithstanding the fact that MATTHEWS will not be an employee at the end of calendar year 2001, MATTHEWS shall receive any annual incentive which he earns under the Management Incentive Plan (MIP) for calendar year 2001, prorated to the number of days during such year that MATTHEWS is actually an employee (January 1, 2001 through August 31, 2001). MATTHEWS shall be provided notice of the method and details of the calculation of the MIP payment, contemporaneous with any payment or with notice provided to other participants in the MIP.

      c.  Restricted Stock.  Subject to the expiration of MATTHEWS' right to rescind this Agreement, 1,500 shares of restricted stock which otherwise would have vested in 2003 will vest as of the end of the TERM OF EMPLOYMENT. All other restricted stock awards unvested as of the end of the TERM OF EMPLOYMENT shall be forfeited as of the end of the TERM OF EMPLOYMENT.

      d.  Options.  Subject to the expiration of MATTHEWS' right to rescind this Agreement: (i) all currently unvested stock options awarded to MATTHEWS which would have otherwise vested in 2002 (44,708 shares) shall vest as of the end of the TERM OF EMPLOYMENT; (ii) such options, as well as unexercised options which are currently vested or will vest prior to the end of the TERM OF EMPLOYMENT (71,083 shares) shall remain exercisable until November 30, 2003; provided, however, that the premium-priced options granted on August 13, 1999 (215,000 shares) shall remain exercisable pursuant to the original terms of the grant through November 30, 2001; and (iii) all stock options which are not vested as of the end of the TERM OF EMPLOYMENT shall be forfeited and terminated pursuant to the terms of the 1997 Stock Incentive Plan.

      e.  Lump Sum Payment.  Within ten (10) business days after the expiration of the rescission period of this Agreement, ECOLAB shall pay MATTHEWS a lump sum of Fourteen Thousand Four Hundred and No/100 Dollars ($14,400.00) for reimbursement of costs related to termination of his residential lease and other transitional expenses.

      f.  Leased Automobile.  ECOLAB shall pay MATTHEWS a lump sum of Ten Thousand Five Hundred Forty-Five and No/100 Dollars ($10,545.00) within ten (10) business days after the expiration of the rescission period of this Agreement to cover the cost of the remaining lease payments for MATTHEWS' leased automobile (see copy of lease attached as "Exhibit B"). MATTHEWS shall be responsible for maintaining primary liability insurance coverage and all other terms of the automobile lease.

      g.  Relocation.  MATTHEWS shall be reimbursed for expenses incurred by him to relocate within the United States in accordance with the Relocation Policy attached as "Exhibit C", with the exception of the terms within the following paragraphs which are specifically excluded from this Agreement:

    (i)
    Relocation Policy, page 4, paragraph entitled HOUSE HUNTING TRIPS;

    (ii)
    Relocation Policy, page 7, paragraph entitled STORAGE OF BELONGINGS;

    (iii)
    Relocation Policy, page 7, paragraph entitled TEMPORARY LIVING QUARTERS AND EXPENSES;

    (iv)
    Relocation Policy, page 8, paragraph entitled RELOCATION ALLOWANCE; and,

    (v)
    Relocation Policy, page 8, paragraph entitled ADVANCES.

      h.  Death.  In the event of MATTHEWS' death the benefits covered by this Agreement shall inure to the benefit of and/or be exercisable, as the case may be, by his beneficiary or lawful representative.

    3.  Non-Competition/Non-Solicitation.  Except to the extent authorized in writing by the Chairman of the Board and Chief Executive Officer of ECOLAB, MATTHEWS shall not, for a period from the end of the TERM OF EMPLOYMENT through August 31, 2003, render services or provide advice, as an employee, consultant or in any other advisory capacity, directly or indirectly, to any Conflicting Organization.

    For the period from the end of the TERM OF EMPLOYMENT through August 31, 2003, MATTHEWS will not hire or induce, attempt to induce or in any way assist or act in concert with any other person or organization in hiring, inducing or attempting to induce any employee or agent of ECOLAB to terminate such employee's or agent's relationship with ECOLAB. Notwithstanding the foregoing, MATTHEWS may provide a personal reference for an ECOLAB employee or agent but only in the event the employee or agent requests the reference at his or her sole initiative and that MATTHEWS is otherwise in compliance with his obligations under paragraphs 3 and 4 of this Agreement.

    In the event MATTHEWS violates the terms of this Agreement, in addition to all other remedies available to ECOLAB, all special pay payable herein shall cease.

    For purposes of this Agreement, a "Conflicting Organization" means:

  (i)
  Any organization, including subsidiaries or affiliates, about which MATTHEWS, within the scope and course of his responsibilities with ECOLAB including his management of the Corporate Development function, received business related data or information; and,

  (ii)
  All organizations including subsidiaries or affiliates, listed on "Exhibit D".

    4.  Non-Disclosure/Non-Disparagement/Confidential Information.  Except to the extent authorized in writing by the Chairman of the Board and Chief Executive Officer of ECOLAB, MATTHEWS will not, at any time during or after the term of this Agreement, communicate or disclose to any person or corporation, or use for his own benefit, any Confidential Information acquired by him during the course of his employment with ECOLAB and its subsidiaries and affiliates. "Confidential Information" means information and trade secrets not generally known about ECOLAB's business, or the business of any of ECOLAB's subsidiaries or affiliates, such as, but not limited to, corporate business and financial strategies and plans. The foregoing obligations shall not apply to any information which shall have become a part of the public domain, by publication or otherwise, through no fault of MATTHEWS and which is not in violation of this Agreement.

    MATTHEWS further agrees that he will not, at any time during or after the term of this Agreement, communicate, publish or release information or characterizations disparaging of ECOLAB, its directors, officers, employees, agents or affiliates. ECOLAB shall not, at any time during or after the term of this agreement, communicate, publish or release information or characterizations disparaging of MATTHEWS. The contents of any announcement referencing the departure of MATTHEWS from ECOLAB, including any press release, shall be mutually agreed upon.

    It is agreed that MATTHEWS will not cause or participate in the publication of any information concerning the terms and conditions of this Agreement and Release to anyone. This provision shall not prevent MATTHEWS from disclosing such information to his family or to his legal counsel, financial advisors and accountants in order to obtain professional advice, provided they are advised as to the confidentiality of the information.

    Nothing in this paragraph 4 Non-Disclosure/Non-Disparagement/Confidential Information, shall prohibit MATTHEWS from complying with a lawfully issued subpoena or an order issued by a court of competent jurisdiction. However, MATTHEWS shall not comply with any subpoena or court order which may elicit information or documentation otherwise prohibited from publication within this Paragraph 4 without first notifying ECOLAB, as per the notice provisions in Paragraph 10 herein, and providing ECOLAB a reasonable opportunity to oppose the disclosure of such information or documentation. Such notice shall be by overnight mail, facsimile transmission or other means designed to provide ECOLAB with a copy of the subpoena or court order with as much advance notice as possible.

    At the end of the TERM OF EMPLOYMENT, or at any earlier time as may be requested by ECOLAB, MATTHEWS will return or certify in writing that he has destroyed, all records, reports, studies, letters, files or other documents in his possession or to which he has access concerning ECOLAB's business or affairs, or the business or affairs of any of ECOLAB's subsidiaries and affiliates, and MATTHEWS will retain only such personal records as he may have relating to non-ECOLAB activities.

    5.  Mutual Release. MATTHEWS agrees to the provisions contained in the attached document entitled "Release" marked "Exhibit E," which is incorporated herein and forms a part of this Agreement. In consideration of the within agreement, and other good and valuable consideration, ECOLAB hereby fully and completely releases and waives any and all claims, complaints, causes of action or demands of whatever kind which ECOLAB has against MATTHEWS relating to matters within the scope and course of MATTHEWS responsibilities as an employee, officer or director of ECOLAB occurring to the date of his execution of this Agreement.

    6.  Directors and Officers Liability Insurance. MATTHEWS shall remain an insured under the Directors and Officers Liability Insurance coverage, including indemnification, to the extent that said insurance coverage and indemnification is provided to other Officers and Directors of ECOLAB for any actions, or related events, undertaken by MATTHEWS prior to the end of the TERM OF EMPLOYMENT.

    7.  Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements understandings or practices not specifically set forth or ratified herein. Changes to this Agreement, whether by additions, waivers, deletions, amendments or modifications, may only be accomplished in a writing signed by both parties.

    8.  Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties, their successors and assigns.

    9.  Governing Law/Severability. This Agreement is made in the State of Minnesota, and shall be governed by the laws of that State. If any of the provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate any of the other provisions of this Agreement, it being intended that the provisions of this Agreement are severable.

    10.  Notice. Any notice to be given to ECOLAB under the terms of this Agreement shall be in writing and addressed to the office of ECOLAB at Saint Paul, Minnesota, in care of its General Counsel, and any notice to be given to MATTHEWS shall be in writing and addressed to MATTHEWS at the address given beneath MATTHEWS' signature hereto, or at such other address as either party may hereafter designate in writing to the other. Notice shall be deemed to have been duly given if it contains specific reference to this Agreement, and when it is actually received or three days after it is enclosed in a properly sealed envelope addressed as aforesaid and deposited, postage prepaid, in a United States post office, via certified mail.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ECOLAB INC.
By:	/s/Allan L. Schuman	/s/ L. White Matthews, III

	Chairman of the Board and Chief Executive Officer	L. White Matthews, III

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  Exhibit 10